                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Dorsey Trailers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             DORSEY TRAILERS, INC.
                           ONE PACES WEST, SUITE 1700
                             2727 PACES FERRY ROAD
                             ATLANTA, GEORGIA 30339

                                                                  March 28, 2000
Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Dorsey Trailers, Inc. which will be held at One Paces West, 2727 Paces Ferry Road, Atlanta, Georgia, on Tuesday, April 25, 2000, at 10:30 A.M. local time.

     We look forward to your attendance at the Annual Meeting so that you can vote your shares in person and become better acquainted with the members of your Board of Directors and your management team. The items of business to be conducted at the Annual Meeting are explained in the accompanying Proxy Statement. Even if you are planning to attend, please complete the enclosed proxy card and return it in the enclosed envelope so that your shares may be voted. You will still be able to vote your shares in person if you attend the Annual Meeting.

     Your past support is sincerely appreciated, and, with your continued support, we look forward to the next year.

     If you have any questions about the Proxy Statement or the 1999 Annual Report, please contact Charles A. Chesnutt at (770) 438-9595.

     We look forward to seeing you on April 25, 2000.

                                          Sincerely,

                                          /s/MARILYN R. MARKS

                                          Marilyn R. Marks
                                          Chairman of the Board,

                             DORSEY TRAILERS, INC.
                           ONE PACES WEST, SUITE 1700
                             2727 PACES FERRY ROAD
                             ATLANTA, GEORGIA 30339

                             ---------------------

                     NOTICE TO THE HOLDERS OF COMMON STOCK
                       OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 2000

                             ---------------------

     Notice is hereby given to the holders of Common Stock of Dorsey Trailers, Inc. (the "Company") that the Annual Meeting of Stockholders (the "Annual Meeting") of the Company will be held at One Paces West, 2727 Paces Ferry Road, Atlanta, Georgia, on Tuesday, April 25, 2000, at 10:30 A.M., local time, for the following purposes:

          (i) to elect two persons to serve as directors of the Company;

          (ii) to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2000; and

          (iii) to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only those stockholders of record at the close of business on March 10, 2000, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Charles A. Chesnutt
                                          Charles A. Chesnutt
                                          Secretary

March 28, 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

                             DORSEY TRAILERS, INC.
                           ONE PACES WEST, SUITE 1700
                             2727 PACES FERRY ROAD
                             ATLANTA, GEORGIA 30339

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 2000

                                                                  MARCH 28, 1999

                                  INTRODUCTION

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Dorsey Trailers, Inc. to holders of the common stock, $.01 par value per share ("Common Stock"), of Dorsey Trailers, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Common Stock for use at the Annual Meeting of Stockholders to be held at 10:30 A.M. local time at One Paces West, 2727 Paces Ferry Road, Atlanta, Georgia, on Tuesday, April 25, 2000, and at any adjournments thereof (the "Annual Meeting").

          The Annual Meeting will be held for the following purposes:

          (i)  to elect two persons to serve as directors of the Company;

          (ii) to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2000; and

          (iii) to consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     The Company's mailing address and the location of its principal executive offices are One Paces West, Suite 1700, 2727 Paces Ferry Road, Atlanta, Georgia 30339. This Proxy Statement and the accompanying Proxy are first being mailed to stockholders of the Company on or about March 28, 2000.

STOCKHOLDERS ENTITLED TO VOTE

     Only stockholders of record of the Company at the close of business on March 10, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 5,031,191 shares of Common Stock issued and outstanding held by approximately 90 stockholders of record. The Company's stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of stockholders of record on the Record Date.

     Pursuant to the Company's Certificate of Incorporation (the "Certificate of Incorporation"), holders of Common Stock will be entitled to one vote for each share held.

QUORUM AND VOTING REQUIREMENTS

     Pursuant to the Company's Bylaws the holders of shares of Common Stock entitled to cast a majority of the votes on the matters at issue at the Annual Meeting, present in person or by proxy, shall constitute a quorum. For the purpose of determining the presence of a quorum, abstentions and votes withheld from any nominee will be considered to be "votes entitled to be cast" and therefore will be counted as present for purposes of determining the presence or absence of a quorum. Broker non-votes will not be considered to be "votes entitled to be cast" and will not be counted as present for quorum purposes. Broker non-votes are votes that brokers holding shares of record for their customers are not permitted to cast under applicable rules because the brokers have not received specific instructions from their customers as to certain proposals and as to which the broker advised the Company that they lack voting authority. The election of a director requires the affirmative vote of a plurality of the votes cast by the shares of Common Stock at the Annual Meeting, provided a quorum is present, and, therefore, abstentions, withholding authority to vote with respect to one or more nominees, and broker non-votes will have no effect on the outcome of the election of directors. The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors requires the affirmative vote of a majority of the votes cast by the shares of Common Stock at the Annual Meeting, provided a quorum is present. An abstention will have the same affect as a vote "against" while broker non-votes will have no effect.

PROXIES

     If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED
(I) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR OF THE COMPANY, (II) FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000, AND (III) IN THE BEST JUDGMENT OF SUCH PROXIES AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

     The Board of Directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. As permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals presented by stockholders for consideration as the Annual Meeting that were submitted to the Company after February 25, 2000. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director if a director nominee is unable to serve for good cause or will not serve, and on matters incident to the conduct of the Annual Meeting.

     A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: Dorsey Trailers, Inc., One Paces West, Suite 1700, 2727 Paces Ferry Road, Atlanta, Georgia 30339, Attention: Charles A. Chesnutt, Secretary.

                                   PROPOSAL I
                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of directors shall be authorized by resolution of a majority of the Board of Directors. The Board of Directors has by resolution set the number of directors at five. The Company's Certificate of Incorporation provides for the Board of Directors to consist of three classes of directors serving staggered terms of office with each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a three-year term to serve until the election and qualification of their successors. The Class III directors, Marilyn R. Marks and John L. Pugh have been nominated for re-election at the Annual Meeting to hold office until the 2003 Annual Meeting of Stockholders or until the election and qualification of their successors. The Class II and Class I directors have two years and one year, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

     The nominees have consented to serve as directors of the Company. In the unanticipated event that the nominees refuse or are unable to serve as directors, the persons named as proxies reserve full discretion to vote for such other persons as may be nominated. The Board of Directors has no reason to believe that Marilyn R. Marks or John L. Pugh will be unable or will decline to serve as a director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MISS MARKS AND MR. PUGH. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES CAST IN THE ELECTION AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF MISS MARKS AND MR. PUGH.

DIRECTOR AND DIRECTOR NOMINEE INFORMATION

     Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class III directors and the directors in Classes I and II whose terms of office will continue after the Annual Meeting, including the name and age of each, their current principal occupation (which has continued for five years unless otherwise indicated), the names and principal businesses of the organizations in which their occupations are carried on, the year each was elected to the Board of Directors of the Company, their positions with the Company, and their directorships in other companies. For information concerning membership on Committees of the Board of Directors, see "Meetings of the Board of Directors and Committees" below. For information concerning directors' ownership of Common Stock, see "Principal Stockholders of the Company" below.

NOMINEES FOR DIRECTOR

  Class III Nominees for Director

     Marilyn R. Marks (age 47), has been the Chairman of the Board of Directors of the Company since 1987 when she led a leveraged buyout of the Company's predecessor. Miss Marks also held the position of Chief Executive Officer of the Company since 1987, until December 1999. Before the leveraged buyout, Miss Marks held several executive positions with the former parent company, The Dorsey Corporation, whose shares were listed on the New York Stock Exchange. Currently Miss Marks serves as Chairman of the Board of Directors and Chief Executive Officer of TruckBay.com, Inc., an e-commerce start-up venture. Miss Marks serves as a Director on the Boards of Eastman Chemical Company and Dana Corporation.

     John L. Pugh (age 51), joined the Company in December 1999 as Chief Executive Officer and Director. Prior to joining the Company, Mr. Pugh served as Executive Vice President of Five Star Food Service, Inc., a food vending and dining services company. Mr. Pugh has served as the Chief Executive Officer of Triton Air Holdings, an aviation services and wholesale fuel supply company. During his tenure with Triton, Mr. Pugh also served as Chief Executive Officer of Aero Services International, an aviation services company. In addition, he was previously the President of Poolquip, Inc., a wholesale distributor of swimming pool equipment and supplies, and the Senior Vice President of Operations for Hangar One, Inc., an aviation sales and services company.

CONTINUING DIRECTORS

  Class I Director Continuing in Office (Term expires 2001)

     J. Hoyle Rymer (age 55), was an advisor to the Company from 1992 to 1994 and has been a director of the Company since May 1994. He has been the President of JHR Co., a private investment company, since July 1989 and ExecUSource, Inc., a consulting and temporary management service firm, since 1996. He was President of Magic Chef Co., a division of Maytag, Inc., from 1978 to 1988. Mr. Rymer is a director of AmSouth Bank of Cleveland, Tennessee and Plasti-Line Inc.

  Class II Director Continuing in Office (Term expires 2002)

     Lawrence E. Mock, Jr. (age 53), was an advisor to the Company from 1992 to 1994 and has been a director of the Company since May 1994. Mr. Mock is currently President and Chief Executive Officer of Mellon Ventures, Inc., a subsidiary of Mellon Bank Corporation. Prior to this, Mr. Mock was President of Strategic Equity Advisors, Inc., a personal holding company, from 1994 to mid-1995. From 1983 through 1993, he was President, Chief Executive Officer and General Partner of River Capital, Inc. and River Capital

Partners, L.P., Atlanta-based equity investment firms. Prior to 1983, Mr. Mock was Chief Operating Officer of Hangar One, Inc., an aviation sales and service company.

RETIRING DIRECTOR

     During 1999, Mr. Neil A. Springer resigned his position as a Director of the Company. Mr. Springer had been a director of the Company since 1994. Mr. Springer's position as a Director of the Company was filled by the appointment of Mr. John L. Pugh as a director.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has established standing Audit and Compensation Committees. The Company does not have a standing nominating committee.

     Audit Committee. The Audit Committee, which is comprised of Messrs. Rymer and Mock, is responsible for reviewing and making recommendations regarding the Company's employment of independent certified public accountants, the annual audit of the Company's financial statements and the Company's internal controls, accounting practices and policies. During 1999, the Audit Committee met one time.

     Compensation Committee. The Compensation Committee, which is comprised of Messrs. Mock and Rymer, is responsible for determining the compensation of the Company's executive officers, establishing targets and incentive awards under incentive compensation plans and administering employee benefits. During 1999, the Compensation Committee met one time.

     During 1999, the Board of Directors met seven times. Each director, during the period he or she was a director, attended at least 75% of the meetings of the Board of Directors and at least 75% of the total number of meetings of all of the committees on which he or she served.

DIRECTOR COMPENSATION

     The Company pays non-employee directors an annual retainer of $10,000 payable in cash and $10,000 payable in shares of Common Stock pursuant to the Dorsey Trailers, Inc. Stock Plan for Non-Employee Directors, as amended in 1998. The chairman of each Board committee also receives an additional $1,000 per year. In addition, directors receive $1,000 for each Board meeting and $500 for each committee meeting attended, plus reimbursement of expenses incurred in attending meetings. No additional fee is paid for committee meetings held in conjunction with Board meetings.

EXECUTIVE OFFICERS OF THE COMPANY

     The current executive officers of the Company are John L. Pugh, Lorri M. Palko, Keith Lonergan, Allen Cain and Charles A. Chesnutt.

     John L. Pugh (age 51), joined the Company in December 1999 as Chief Executive Officer and Director. Prior to joining the Company, Mr. Pugh served as Executive Vice President of Five Star Food Service, Inc, a food vending and dining services company. Mr. Pugh has served as the Chief Executive Officer of Triton Air Holdings, an aviation services and wholesale fuel supply company. During his tenure with Triton, Mr. Pugh also served as Chief Executive Officer of Aero Services International, an aviation services company. In addition, he was previously the President of Poolquip, Inc., a wholesale distributor of swimming pool equipment and supplies, and the Senior Vice President of Operations for Hangar One, Inc., an aviation sales and services company.

     Lorri M. Palko (age 39), joined the Company in November 1997 as President and Chief Operating Officer. From 1994 until joining the Company, Ms. Palko was President and Chief Executive Officer of Morgan Corporation, a truck body manufacturer, and was with Morgan Corporation in various other positions since 1984.

     Keith Lonergan (age 45), joined the Company in April 1998 as Elba Plant Manager and was promoted to Vice President of Manufacturing in December 1999. Prior to joining the Company Mr. Lonergan was Vice

President of Operations of Morgan Corporation, a truck body manufacturer, from January 1995 until joining the Company. Prior to his position with Morgan Corporation, Mr. Lonergan was Vice President of Manufacturing with Atlantic Thermal Plastics Company.

     Allen Cain (age 35), rejoined the Company in May 1999 as Director of Accounting and was promoted to Vice President of Accounting in January 2000. Mr. Cain was previously with the Company from 1996 until 1999 as Treasurer of the Company. Prior to rejoining the Company in May of 1999, Mr. Cain was with Ernst & Young LLP, an international public accounting and services firm, where he served as a Senior Manager in the firm's mergers and acquisition group. Prior to his association with the Company, Mr. Cain was Compliance Manager at United TransNet, Inc., a national transportation delivery company and Arthur Andersen LLP, an international public accounting and services firm.

     Charles A. Chesnutt (age 41), joined the Company in March 1999 as Treasurer. He was promoted to Vice President of Finance and Treasurer in January of 2000. Prior to joining the Company, Mr. Chesnutt was with Enfinity Corporation, a consolidator of commercial heating, ventilation, and air conditioning services contractors, as Vice President and Treasurer from June 1998 until March 1999. Prior to Enfinity, Mr. Chesnutt was with Andersen Consulting LLP, an international consulting and services firm, where he served as a manager. Mr. Chesnutt held various accounting and finance positions from 1988 until 1997 with Rock-Tenn Company, a paperboard products manufacturer.

EXECUTIVE COMPENSATION

     The following table presents certain information concerning compensation earned paid or accrued for services rendered in all capacities during the fiscal years ended December 31, 1999, 1998, and 1997 by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                                 -------------
                                                          ANNUAL COMPENSATION     SECURITIES
                                                          -------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                       YEAR     SALARY      BONUS        OPTIONS
---------------------------                       ----    --------    -------    -------------
John L. Pugh....................................  1999    $285,000    $    --    75,000 shares
  Chief Executive Officer                                                             --
Lorri M. Palko..................................  1999    $265,000    $    --    15,000 shares
  President                                       1998     265,000         --         --
                                                  1997     265,000         --    75,000 shares
Keith Lonergan..................................  1999    $135,000    $    --    10,000 shares
  Vice President -- Manufacturing                 1998     125,000         --    15,000 shares
Marilyn R. Marks(1).............................  1999    $232,000    $    --         --
  Chief Executive Officer                         1998     232,000         --         --
                                                  1997     232,000         --         --
David A. Kemp(2)................................  1999    $127,720    $75,000         --
  Vice President -- Information and               1998     127,720         --         --
  Engineering Systems                             1997     124,000         --         --

---------------

(1) Miss Marks resigned from her executive officer position with the Company in December 1999 but remains as Chairman of Board.
(2) Mr. Kemp resigned as an executive officer of the Company in April 1999, but remains with the Company as its Vice President of Information and Engineering Systems.

EMPLOYMENT AGREEMENT

     The Company has entered into an employment agreement with Ms. Palko, who serves the Company as its President. The employment agreement was amended in January 2000. The amended agreement terminates as of June 30, 2000, at which time, Ms. Palko will become an "at will" employee of the Company. Ms. Palko is guaranteed certain payments and benefits under the amended agreement.

STOCK OPTIONS

     Option Grants in the Year-Ended December 31, 1999. The following table sets forth certain information concerning the grant of options to purchase Common Stock pursuant to the Company's 1994 Long-Term Incentive Plan to Named Executive Officers during the year-ended December 31, 1999:

                                                                                                 POTENTIAL
                                                                                             REALIZABLE VALUE
                                                   % OF TOTAL                                AT ASSUMED ANNUAL
                                      NUMBER OF     OPTIONS                                RATES OF STOCK PRICE
                                      SECURITIES   GRANTED TO                                  APPRECIATION
                                      UNDERLYING   EMPLOYEES    EXERCISE OF                 FOR OPTION TERM(2)
                                       OPTIONS     IN FISCAL    BASE PRICE    EXPIRATION   ---------------------
NAME                                  GRANTED(1)   YEAR 1999      ($/SH)         DATE       5% ($)      10% ($)
----                                  ----------   ----------   -----------   ----------   ---------   ---------
Charles A. Chesnutt.................    10,000         5.1%        1.375         3/8/09      22,397      35,664
Lorri M. Palko (3)..................    15,000         7.6%        2.750        6/30/05      67,192     106,992
Keith Lonergan......................    10,000         5.1%        2.750        4/26/09      44,795      71,328
Allen Cain..........................    10,000         5.1%        2.125        5/25/09      30,542      48,633
John L. Pugh........................    75,000        38.0%        1.250       12/15/09     152,709     243,163

---------------

(1) Options were issued under the Company's 1994 Long-Term Incentive Plan. These options vest in one-third increments beginning one year after the date of grant.
(2) Based upon the market price on the date of grant and on annual appreciation at the rate stated of such market price through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(3) Based on the amended employment agreement, discussed above, all options will vest upon the expiration of the amended employment agreement (June 30, 2000). The expiration date of the vested options will be extended five years from the expiration date of the amended employment agreement (June 30, 2000).

     Option Exercises and Year-End Values. The following tables set forth all options exercised by the Named Executive Officers during the year ended December 31, 1999, and the number and value of options held by such Named Executive Officers at fiscal year end:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                             NUMBER OF SHARES         VALUE OF UNEXERCISED
                                                                                UNDERLYING                IN-THE-MONEY
                                                                          UNEXERCISED OPTIONS AT           OPTIONS AT
                                            NUMBER OF                          DECEMBER 31,               DECEMBER 31,
                                         SHARES ACQUIRED      VALUE                1999                    1999($)(1)
                                           ON EXERCISE     REALIZED($)   (EXERCISABLE/UNEXERCISED)  (EXERCISABLE/UNEXERCISED)
                                         ---------------   -----------   -------------------------  -------------------------
John L. Pugh...........................        --                 --                      0/75,000           -- / --
Lorri M. Palko.........................        --                 --                 50,000/40,000           -- / --
Charles A. Chesnutt....................        --                 --                      0/10,000           -- / --
Allen Cain.............................        --                 --                      0/10,000           -- / --
Keith Lonergan.........................        --                 --                  5,000/20,000           -- / --

---------------

(1) Based on the closing price on the OTC -- Bulletin Board of the Company's Common Stock on December 31, 1999 ($1.22). The exercise price of all of the options to purchase shares of Common Stock was higher than the fair market value of the Common Stock as of December 31, 1999 and thus such options were "out of the money" as of such date.

RETIREMENT PLANS

     Pension Plans. The Company sponsors a defined benefit pension plan for employees, which has been maintained in compliance with the tax qualification requirements of the Internal Revenue Code of 1986, as amended (the "Code"). The plan provides monthly payments in the form of a life annuity to salaried employees of the Company who retire at normal or early retirement age (65 and 60 respectively). The monthly payments are not subject to offset for Social Security or other payments. Cash contributions are made by the Company on an annual basis to an irrevocable pension trust in order to fund the future pension payments. The Company also adopted an excess benefit plan in 1994 for executives earning over $150,000. The excess plan provides the pension benefits which cannot be provided under the defined benefit plan because of the $150,000 compensation limit under the Code. The excess plan benefits are not funded. Any benefits due under the excess plan will be paid from the Company's general assets.

     The following table shows the total estimated annual pension benefits payable in U.S. dollars to a covered participant at normal retirement age under the defined benefit and excess plans:

                   YEARS OF SERVICE AT NORMAL RETIREMENT AGE

REMUNERATION(1)     10         15       20(2)
---------------   -------   --------   --------
100,000....        19,610     29,415     39,220
125,000....        24,610     36,915     49,220
150,000....        29,610     44,415     59,220
175,000....        34,610     51,915     69,220
200,000....        39,610     59,415     79,220
225,000....        44,610     66,915     89,220
250,000....        49,610     74,415     99,220
300,000....        59,610     89,415    119,220
350,000....        69,610    104,415    139,220

---------------

(1) The remuneration taken into account under these plans is the average annual compensation reported to the covered employee on IRS Form W-2 for the five calendar years preceding retirement.
(2) A maximum of 20 years of service is taken into account in determining pension benefits.

     Benefits under the plans generally vest after the participant has completed five years of employment with the Company. The retirement benefit payable at age 65 to a participant is 1.35% of the first $6,000 of the participant's remuneration and 2% of the participant's remuneration in excess of $6,000 both multiplied by the participant's years of service (to a maximum of 20 years). Benefits under the plans are reduced (i) if at retirement the participant has fewer than 20 years of employment with the Company and (ii) if the participant begins to receive benefits prior to age 62.

     As of December 31, 1999, Mr. Pugh had an average five-year compensation of $285,000 and less than one year of credited service; Ms. Palko had an average five-year compensation of $265,000 and twenty-six months of credited service; Mr. Kemp had an average five-year compensation of $125,880 and eight years of credited service.

STOCKHOLDER RETURN COMPARISON

     The following line graph presentation compares cumulative stockholder returns of the Company with the Nasdaq Stock Market (U.S. Companies) and a Peer Index for the period beginning July 28, 1994 (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Stock Market (U.S. Companies) and the Peer Index and reinvestment of all dividends). The Peer Index is composed of stocks in the Nasdaq Trucking and Transportation Stock Index.

                                                  DORSEY TRAILERS, INC.      THE NASDAQ STOCK MARKET           PEER INDEX
                                                  ---------------------      -----------------------           ----------
7/28/94                                                  100.00                      100.00                      100.00
12/31/94                                                 116.30                      106.40                       94.40
12/31/95                                                  40.40                      150.30                      109.30
12/31/96                                                  25.00                      185.10                      121.30
12/31/97                                                  19.70                      227.20                      156.30
12/31/98                                                   7.70                      318.80                      138.40
12/31/99                                                   9.40                      591.60                      137.60

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The elements of executive compensation consist of base salary, annual cash incentive bonus compensation, long-term incentive compensation in the form of stock options, and various other benefits which are generally available to all employees of the Company.

     Base Salary. The base salary for an executive officer is based on the officer's responsibilities and is set at a level that the Compensation Committee believes is competitive with other companies in the trucking and transportation industry. For 1999, the Board of Directors relied primarily upon the advice of Miss Marks in determining salaries for executive officers. For 1999, Mr. Pugh's annual salary was $285,000. Mr. Pugh joined the Company in December 1999 as Chief Executive Officer. Prior to that time Miss Marks served as Chief Executive Officer of the Company. For 1999, Miss Marks' annual salary was $232,000. The 1999 compensation of Mr. Pugh and Miss Marks, who both served as the Company's Chief Executive Officer during 1999, was reviewed to determine that the salary was not in excess of salaries paid by other manufacturing enterprises of similar size within the geographic area. Miss Marks' salary had remained the same level for 1997, 1998, and 1999.

     Bonus Plan. Executive officers are also eligible for participation in the Company's annual bonus plan. This plan awards executive officers with cash bonuses based upon the achievement of certain levels of pretax earnings by the Company. The Committee believes that the bonus plan provides appropriate incentives to the executive officers to increase the value of the Company in a manner that also increases the value of the Company for its stockholders.

     Under the bonus plan adopted by the Board of Directors for 1999, executive officers were eligible to receive a bonus ranging from 10% to 25% of their base salaries depending on the level of pretax earning achieved by the Company. No bonuses under this plan were awarded to Named Executive Officers under this plan for the year ended December 31, 1999.

     Long-Term Incentives. Long-term incentive for executive officers is provided by the grant of stock options. The Committee believes that the grant of stock options provides the executive officers with the long-term incentive to enhance the value of the Company by directly tying the compensation of the executive officers to increases in stockholder value. During 1999, the Committee granted six stock options for an aggregate of 127,500 shares of Common Stock to Named Executive Officers as of December 31, 1999.

     Other Compensation Plans. The Company maintains several broadly based employee benefit plans in which the executive officers are permitted to participate on the same terms as other employees. These include a retirement savings plan designed to qualify under section 401(k) of the Code and a defined benefit pension plan that provides monthly payment in the form of a life annuity following five years of employment with the Company. Certain executive officers are also eligible for participation in an excess benefit plan for highly compensated individuals which increases payouts under the defined benefit pension plan.

     Tax Deductibility of Compensation. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1.0 million to each of the Named Executive Officers. Certain performance-based compensation is, however, exempted from the deduction limit. For 1998, the Committee did not take section 162(m) into account as no executive was near the $1.0 million threshold. In the future, the Committee will consider the effect of section 162(m) on its compensation decisions, but has no policy to limit executive compensation so that all compensation is deductible.

                                          COMPENSATION COMMITTEE

                                          Lawrence E. Mock, Jr.
                                          J. Hoyle Rymer
March 28, 2000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Mock and Rymer served as members of the Compensation Committee throughout 1999. During 1999, the Company paid ExecUSource, Inc., a consulting and temporary management service firm, $71,586 for professional services. ExecUSource, Inc., is an S-Corporation of which Mr. Rymer, a director of the Company, is a fifty-percent owner.

CERTAIN TRANSACTIONS

     The following is a summary of certain transactions entered into between the Company and certain of its executive officers and directors:

     Marilyn R. Marks guarantees 33% of the amount of the Company's loan from the U.S. Small Business Administration (the "SBA Loan"). As of December 31, 1999, the principal balance of the SBA Loan was $6,653,000.

     Subsequent to year-end 1996 through March 28, 1997, the Company sold used trailers at various dates, upon the approval of the Board of Directors of the Company, in the amount of approximately $4,657,000 to TYM, Inc. TYM, Inc. is a corporation which is wholly-owned by Marilyn R. Marks, former Chief Executive Officer of the Company. The Company incurred losses of approximately $819,000 on the sales to TYM, Inc. In the opinion of management, based upon actual third-party offers, the terms of the sale of these used trailers were no less favorable than terms that could have been obtained from unaffiliated parties. There were no such transactions subsequent to March 28, 1997.

     The Company was granted a warrant to purchase 4,250,000 shares of common stock of TruckBay.com, Inc., a Georgia corporation, for $0.00021 per share. The warrant was granted on June 21, 1999 and expires on June 21, 2004. The Company was granted this warrant due to its contribution of intellectual capital to TruckBay.com, Inc. The current or future value of the warrant is not determinable at this time. Marilyn R. Marks, who serves the Company as Chairman of the Board of Directors and was formerly Chief Executive Officer of the Company, is the Chairman of the Board of Directors and Chief Executive Officer and a principal shareholder of TruckBay.com, Inc.

     During 1999, the Company paid Springer & Associates, an executive placement firm, $38,128 for assistance in recruiting executive officers. Mr. Springer, a former director of the Company, is a partner in Springer & Associates.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following table sets forth information with respect to the beneficial ownership of shares of Common Stock as of March 10, 2000 by (i) each director and nominee for director of the Company; (ii) the Named Executive Officers of the Company; (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the indicated shares.

                                                                NUMBER OF SHARES
                                                                 OF COMMON STOCK      PERCENT
NAME                                                          BENEFICIALLY OWNED(1)   OF CLASS
----                                                          ---------------------   --------
Marilyn R. Marks(2).........................................        1,433,854(4)        28.5%
Lorri M. Palko..............................................           65,000(5)         1.3%
Charles A. Chesnutt.........................................               --              *
David A. Kemp...............................................           50,067(6)         1.0%
Allen Cain..................................................              160(7)           *
John L. Pugh................................................               --              *
Lawrence E. Mock, Jr. ......................................           13,546(8)           *
J. Hoyle Rymer(2)...........................................          387,525(9)         7.6%
Keith Lonergan..............................................            5,000(10)          *
T. Charles Chitwood(3)......................................          351,152            7.0%
All directors and executive officers as a group (9
  persons)..................................................        1,955,152(11)       38.8%

---------------

  *  Represents less than 1% of the Common Stock outstanding.
 (1) Information relating to the beneficial ownership of Common Stock by the above individuals is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934, as amended.
 (2) The named person's address is One Paces West, Suite 1700, 2727 Paces Ferry Road, Atlanta, Georgia 30339.
 (3) The named person's address is 1412 Waterford Greenway, Marietta, Georgia 30068. Mr. Chitwood retired from his position with the Company in September 1997.
 (4) Of these shares, 143,106 shares are subject to stock options issued by Miss Marks, all of which are currently exercisable. Not included in the amount above is 95,833 shares of Common Stock owned by the Marilyn R. Marks Foundation as to which Miss Marks disclaims beneficial ownership of the Common Stock.
 (5) Consists of 15,000 shares owned individually and on vested options to purchase 50,000 shares of Common Stock granted by the Company.
 (6) Consists of 31,000 shares owned individually and vested options to purchase 19,067 shares of Common Stock granted by Miss Marks.
 (7) Includes 160 shares owned individually.
 (8) Includes 200 shares held by Mr. Mock as custodian for his children.

 (9) Includes 150,000 shares of Common Stock held by Mr. Rymer as trustee for his children as to which he has sole investment power
(10) Consists of vested options to purchase shares of Common Stock granted by the Company.
(11) Includes 19,067 shares of Common Stock that are currently held by Miss Marks, but are subject to options held by executive officers and directors.

                                  PROPOSAL II
                       APPROVAL OF SELECTION OF AUDITORS

     The Company's Board of Directors, at the recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP to conduct the annual audit of the financial statements of the Company for the year ending December 31, 2000. PricewaterhouseCoopers LLP also audited the Company's financial statements for 1999. PricewaterhouseCoopers LLP has no financial interest, direct or indirect, in the Company, and does not have any connection with the Company except in its professional capacity as independent auditors.

     The ratification by the stockholders of the selection of PricewaterhouseCoopers LLP as independent auditors is not required by law or by the Bylaws of the Company. The Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this selection to the stockholders. If this selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent auditors for the year ending December 31, 2000.

     The Audit Committee, approves in advance all material non-audit services to be provided by PricewaterhouseCoopers LLP and believes that these services have no effect on audit independence.

     Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP REQUIRES THAT THE VOTES CAST FOR RATIFICATION EXCEED THE VOTES CAST AGAINST RATIFICATION, PROVIDED A QUORUM IS PRESENT.

                             STOCKHOLDER PROPOSALS

     Any proposal that a stockholder would like to be presented at the next annual meeting of stockholders to be held in 2001 must be received by the Company at Dorsey Trailers, Inc., One Paces West, Suite 1700, 2727 Paces Ferry Road, Atlanta, Georgia 30339, Attention, Secretary, on or before November 21, 2000. Only proper proposals which are timely received will be included in the Proxy Statement and Proxy. Stockholders may intend to present a proposal from the floor of the 2001 Annual Meeting, and they may commence their own proxy solicitation, rather than having the proposal included in the Company's 2001 Annual Meeting proxy statement. Under the Company's Bylaws, the Company must receive notice of any such Stockholder proposal at least sixty (60) days prior to the 2001 Annual Meeting in order for the notice to be timely. If the Company does not receive timely notice of the Stockholder proposal, the Company will retain discretionary voting authority over the proxies returned by Stockholders for the 2001 Annual Meeting with respect to such Stockholder proposal. Discretionary voting authority is the ability to vote proxies that Stockholders have executed and returned to the Company, on matters not specifically reflected on the proxy card, and on which Stockholders have not had an opportunity to vote by proxy.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Form 5 reports were required, the Company believes that during 1999 all of its officers and directors complied with all applicable filing requirements.

EXPENSES OF SOLICITATION

     The Company will bear the cost of soliciting proxies. In addition to the use of the mail, proxies may be solicited by directors, officers or other employees of the Company, personally, by telephone or by telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

AVAILABILITY OF ANNUAL REPORT

     ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999. STOCKHOLDERS WHO WOULD LIKE ADDITIONAL COPIES OF THE ANNUAL REPORT SHOULD DIRECT THEIR REQUESTS IN WRITING
TO: DORSEY TRAILERS, INC., ONE PACES WEST, SUITE 1700, 2727 PACES FERRY ROAD, ATLANTA, GEORGIA 30339, ATTENTION: CHARLES A. CHESNUTT, SECRETARY.

PROXY
                             DORSEY TRAILERS, INC.
                                ATLANTA, GEORGIA
                         ANNUAL MEETING OF STOCKHOLDERS

   The undersigned stockholder of Dorsey Trailers, Inc. (the "Company"), Atlanta, Georgia, hereby constitutes and appoints Marilyn R. Marks and Charles
A. Chesnutt or either one of them, proxies, each with full power of substitution, for and in the name of the undersigned, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Stockholders to be held at One Paces West, 2727 Paces Ferry Road, Atlanta, Georgia, on Tuesday, April 25, 2000 at 10:30 A.M., local time, or at any adjournments thereof (the "Annual Meeting"), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated March 28, 2000, the receipt of which is acknowledged, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of any persons to the Board of Directors if a nominee named herein is unable to serve or for good cause will not serve, and are further authorized to vote on other matters which may come before the Annual Meeting and any adjournments thereof, including matters incident to the conduct of the meeting. The Board of Directors recommends a vote FOR Proposals 1, and 2.

   1. ELECTION OF DIRECTORS. On the proposal to elect the following persons to serve as a Class III Director for a three-year period and until her or his successor is elected and qualified:

                                Marilyn R. Marks

    [ ] FOR THE NOMINEE LISTED         [ ] WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE LISTED

                                  John L. Pugh

    [ ] FOR THE NOMINEE LISTED         [ ] WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE LISTED

   2. RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. On the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2000.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. THIS PROXY WILL ALSO BE VOTED WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

    Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

                                     Shares Held:
                                     ------------------------------------------

                                     ------------------------------------------
                                             Signature of Stockholder

                                     ------------------------------------------
                                     Signature of Stockholder (If held Jointly)

                                     Dated:
                                     ------------------------------------- 2000
                                                          Month    Day

THIS PROXY IS SOLICITED ON BEHALF OF DORSEY TRAILERS, INC.'S BOARD OF DIRECTORS
          AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.